Exhibit 99.1

DAVE & BUSTER’S ENTERTAINMENT, INC. ADOPTS LIMITED DURATION SHAREHOLDER RIGHTS PLAN

DALLAS, March 19, 2020 -- Dave & Buster's Entertainment, Inc., (NASDAQ:PLAY), ("Dave & Buster's" or "the Company"), an owner and operator of entertainment and dining venues, today announced that it has adopted a 364-day duration Shareholder Rights Plan (the “Rights Plan”), effective March 18, 2020.

The Rights Plan is similar to plans adopted by other public companies, and is intended to promote the fair and equal treatment of all Dave & Buster’s shareholders and ensure that no person or group can gain control of Dave & Buster’s through open market accumulation or other tactics potentially disadvantaging the interest of all shareholders. The Rights Plan will also position the Dave & Buster’s Board of Directors to fulfill its fiduciary duties on behalf of all shareholders by ensuring that the Board has sufficient time to make informed judgments about any attempts to take over the Company. The Rights Plan applies equally to all current and future shareholders and is not intended to deter offers that are fair and otherwise in the best interest of the Company’s shareholders.

Under the Rights Plan, the Rights will become exercisable if a person or group becomes the beneficial owner of 15% or more of the Company’s outstanding Common Stock (20% or more in the case of eligible passive institutional investors). In the event that the Rights become exercisable due to the triggering ownership threshold being crossed, each Right will entitle its holder to purchase, at the Right’s exercise price, a number of shares of Common Stock or equivalent securities having a market value at that time of twice the Right’s exercise price. Rights held by the triggering entity will become void and will not be exercisable to purchase shares at the reduced purchase price. The Board of Directors may, rather than permitting the exercise of the Rights, exchange each Right (other than Rights held by the triggering entity) for one share of Common Stock per Right, subject to adjustment.

The Board of Directors will, prior to the Rights becoming exercisable, in general be entitled to amend the Rights Plan or to redeem the Rights for $0.01 per Right.

This announcement is a summary only and is qualified by reference to the full text of the Rights Plan. Additional details regarding the Rights Plan will be contained in a Form 8-K to be filed by the Company with the U.S. Securities and Exchange Commission on March 19, 2020.

Goldman Sachs and Jefferies LLC are serving as financial advisors to the Company and Paul, Weiss, Rifkind, Wharton & Garrison LLP is serving as legal counsel.

About Dave & Buster’s Entertainment, Inc.

Founded in 1982 and headquartered in Dallas, Texas, Dave & Buster's Entertainment, Inc., is the owner and operator of 136 venues in North America that combine entertainment and dining and offer customers the opportunity to "Eat Drink Play and Watch," all in one location. Dave & Buster's offers a full menu of entrées and appetizers, a complete selection of alcoholic and non-alcoholic beverages, and an extensive assortment of entertainment attractions centered around playing games and watching live sports and other televised events. Dave & Buster's currently has stores in 39 states, Puerto Rico, and Canada.

Exhibit 99.1

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by our level of indebtedness, general business and economic conditions, the impact of competition, the seasonality of the Company's business, adverse weather conditions, future commodity prices, guest and employee complaints and litigation, fuel and utility costs, labor costs and availability, changes in consumer and corporate spending, changes in demographic trends, changes in governmental regulations, unfavorable publicity, our ability to open new stores, and acts of God. Accordingly, actual results may differ materially from the forward-looking statements, and the Company therefore cautions you against relying on such forward-looking statements. Dave & Buster's intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more appropriate information becomes available, except as required by law.

For Investor Relations Inquiries:

Scott Bowman, CFO

Dave & Buster’s Entertainment, Inc.

972.813.1151

scott.bowman@daveandbusters.com

For Media Inquiries:

Andrew Siegel / Joseph Sala

Joele Frank, Wilkinson Brimmer Katcher

212.355.4449